     [LOGO]
T A M B R A N D S
--------------------------------------------------------------------------------



Investor Contact:                                       Media Contact:
-----------------                                       --------------
Kathy Brooks Makrakis                                   Janey M. Loyd
(914) 696-6509                                          (914) 696-6330


FOR IMMEDIATE RELEASE (WEDNESDAY, OCTOBER 23, 1996)             Exhibit 99.1
---------------------------------------------------


                    TAMBRANDS REPORTS THIRD-QUARTER RESULTS
                    ---------------------------------------

     White Plains, NY, October 23, 1996 -- Tambrands Inc. (NYSE: TMB) today announced net sales for the quarter ended September 30, 1996 of $175.1 million versus $178.1 million in the third quarter of 1995. Tambrands reported a net loss for the 1996 third quarter of $14.7 million, or $0.40 per share, after a previously-announced $46.2 million pre-tax restructuring charge. In the 1995 third quarter, net income was $26.7 million, or $0.73 per share. Excluding the restructuring charge, third-quarter 1996 net income would have been $22.2 million, or $0.60 per share.

     "We are continuing to move aggressively to support our global growth strategy for Tampax tampons," said Edward T. Fogarty, Chairman and Chief Executive Officer. "During the third quarter, we simplified our organizational and manufacturing structure in order to make us a more nimble, efficient global competitor. And while worldwide volume continues to trend below last year and our operating results are not yet as good as they should be, we are encouraged that earnings, unit volume and U.S. market share increased versus the second quarter."

     For the first nine months of 1996, net sales were $505.4 million versus $521.4 million in the comparable 1995 period. Net income in the 1996 nine-month period was $21.9 million, or $0.59 per share, after the restructuring charge. Net income in the 1995 nine-month period was $62.6 million, or $1.71 per share. Excluding the restructuring charge, net income in the 1996 nine months would have been $58.9 million, or $1.60 per share.

     The Company also announced that the Board of Directors declared a regular quarterly dividend of $0.46 per share, payable on December 16, 1996 to shareholders of record on December 2, 1996.

                                    - more -

     Tambrands has manufactured Tampax(R) tampons for 60 years, and today is the worldwide market leader. Tampax tampons are sold in over 150 countries and are used with confidence by millions of women.

     A summary of consolidated operating results for the three months and nine months ended September 30, 1996 is attached.


                                     # # #

                                 TAMBRANDS INC.
                         CONSOLIDATED INCOME STATEMENTS
                    3 Months and 9 Months Ended September 30

(In thousands,              3 Months Ended                 9 Months Ended
except per share            September 30      Percent      September 30     Percent
                        --------------------           -------------------
figures)                  1996         1995   Change     1996       1995    Change
                        --------     -------  ------   --------   --------  -------

NET SALES              $175,124     $178,116     (2)   $505,420   521,401     (3)

COST OF
PRODUCTS SOLD            60,662       61,288     (1)    170,571   175,020     (3)
                       --------     --------           --------  --------

GROSS PROFIT            114,462      116,828     (2)    334,849   346,381     (3)

SELLING, ADMIN. AND
GENERAL:
MARKETING, SELLING
AND DISTRIBUTION         64,392       57,892     11     197,023   183,180      8

ADMIN. AND GENERAL       13,301       13,701     (3)     39,119    41,323     (5)

RESTRUCTURING
CHARGE                   46,221            -     100     46,221         -    100
                       --------     --------           --------   -------

                        123,914       71,593      73    282,363   224,503     26
                       --------     --------           --------  --------

OPERATING INCOME(LOSS)   (9,452)      45,235       -     52,486   121,878    (57)

INTEREST,
NET AND OTHER            (2,159)      (2,301)    (6)     (6,570)   (7,329)   (10)

LITIGATION CHARGE            -            -        -         -    (11,396)  (100)
                       --------     --------           --------  ---------

INCOME (LOSS) BEFORE
PROVISION FOR INCOME
TAXES                   (11,611)      42,934       -     45,916   103,153    (56)

PROVISION FOR
INCOME TAXES              3,137       16,228    (81)     24,019    40,588    (41)
                       --------     --------           --------  --------


NET INCOME (LOSS)      $(14,748)    $ 26,706      -    $ 21,897  $ 62,565    (65)
                       =========    ========           ========  ========


NET INCOME (LOSS)
PER COMMON SHARE       $ (0.40)     $   0.73      -    $   0.59  $   1.71    (66)
                       =========    ========           ========  ========


AVG. SHARES
OUTSTANDING              36,861       36,640             36,821    36,661